News Release


Investor Contact:


Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contacts:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

Gail Ferrari Marold, 919-302-1620
Gail.Ferrari@unisys.com



UNISYS ANNOUNCES SECOND-QUARTER 2007 FINANCIAL RESULTS

UNISYS REPORTS STRONG SERVICES ORDER GROWTH AND IMPROVED OPERATING PROFIT AND CASH FLOW AS COMPANY BENEFITS FROM REPOSITIONING PROGRAM

BLUE BELL, Pa., July 24, 2007 - Unisys Corporation (NYSE: UIS) today reported improved financial results in the second quarter of 2007 as the company continues to make progress in its multi-year repositioning program. Highlights of the quarter include:

* Strong double-digit growth in services orders;

* Significantly improved operating profit margins in both the services and technology businesses; and

* Strong improvement in operating cash flow.

As expected, the company took a net $24 million pre-tax restructuring charge in the quarter related to facility consolidations and workforce reductions. Including this charge and a $40.6 million tax expense, the company reported a second-quarter 2007 net loss of $65.5 million, or 19 cents per share. These results compared with a second-quarter 2006 net loss of $194.6 million, or 57 cents per share, which included a net pre-tax restructuring charge of $141 million and a tax benefit of $8.9 million. Pre-tax retirement-related expense in the second quarter of 2007 was $24.5 million compared with $45.2 million a year ago. The company reported an operating profit of $2.5 million in the current quarter compared with a $183.7 million operating loss in the year-ago quarter.

Revenue for the second quarter of 2007 declined 2 percent to $1.38 billion from $1.41 billion in the year-ago quarter, principally driven by a decline in the company's systems integration and consulting business. Foreign currency exchange rates had an approximately 3 percentage-point positive impact on revenue in the quarter.

COMMENTS FROM PRESIDENT AND CEO JOSEPH W. MCGRATH
"Our second-quarter results demonstrate continued steady progress toward our financial goals," said Joseph W. McGrath, Unisys president and chief executive officer. "Our operating profit improved significantly in the quarter. We saw particularly strong margin improvement in our services business. We continue to take actions to streamline our operations and drive toward our financial goal of an 8-10 percent operating profit margin, excluding retirement-related expense, in 2008.

"As we focus on transforming our profitability, we also continue to build our sales pipeline and lay the foundation for future revenue growth," McGrath said. "Our services orders showed strong double-digit growth in the quarter, reflecting good client interest in our strategic growth programs. The order growth was broad-based across most service lines and geographies. We were particularly encouraged by strong order growth in systems integration and consulting."

Major wins in the second quarter included:

* A significant contract from the Federal Reserve Bank of Cleveland, acting on behalf of the 12 U.S. Federal Reserve Banks, for Unisys to design and help implement a leading-edge electronic check image processing exchange system based on open source technology;

* A five-year framework contract awarded to a Unisys-led consortium by the European Commission's Taxation and Customs Union Directorate-General (DG TAXUD), under which DG TAXUD can order up to EUR72 million (approximately US$100 million) in IT operations and support services from the consortium; about 39 percent of the order value is expected to come to Unisys;

* A four-year contract extension, valued at an estimated $108 million, of the Los Angeles Eligibility, Automated Determination, Evaluation and Reporting (LEADER) program, under which Unisys supports public assistance programs for the LA Department of Public Social Services;

* A six-year contract extension, valued at about $72 million, under which Unisys will provide a range of expanded IT outsourcing services to the City of Chicago; Unisys has been providing outsourcing services to the city since 1999;

* A contract from the U.S. Department of Defense for Unisys to continue developing and maintaining a leading-edge system, using radio frequency identification technology, to track shipments of military supplies worldwide. The contract term has one base year, worth approximately $28 million if the government continues to order time and materials work at the current level, and could be worth approximately $112 million if the government exercises three one-year options and continues to order time and materials work at the current level.

SECOND-QUARTER COMPANY RESULTS
The company reported strong double-digit growth in its services orders in the second quarter. Order gains were broad-based with growth across all services segments with the exception of core maintenance, which is in secular decline. Unisys reported substantial order gains in systems integration and consulting.

Revenue in the United States declined 7 percent in the quarter to $591 million while revenue in international markets increased 2 percent to $785 million.

Both U.S. and international orders showed double-digit gains in the quarter.

The company's gross profit margin and operating profit margin in the second quarter of 2007 improved to 21.8 percent and 0.2 percent, respectively, including the restructuring charge. These compared with gross and operating profit margins of 11.6 percent and (13.1) percent, respectively, in the second quarter of 2006, including the year-ago restructuring charge.

SECOND-QUARTER BUSINESS SEGMENT RESULTS
Unisys has a long-standing policy to evaluate business segment performance on operating income exclusive of restructuring charges and unusual and non-recurring items. Therefore, the comparisons below exclude the second-quarter 2007 and 2006 charges discussed above.

Customer revenue in the company's services segment declined 1 percent in the second quarter of 2007 compared with the year-ago period. The company reported continued revenue growth in outsourcing, which was offset by revenue declines in systems integration and consulting and in core maintenance. Gross profit margin in the services business improved to 17.3 percent compared with 14.3 percent a year ago. Services operating margin improved to 2.5 percent compared with (0.9) percent a year ago, a $42 million year-over-year improvement.

Customer revenue in the company's technology segment declined 9 percent from the second quarter of 2006. Gross profit margin in the technology business improved to 43.3 percent from 37.6 percent a year ago while operating margin improved to (0.6) percent compared to (12.2) percent a year ago.

COST-REDUCTION PROGRAM
As part of its ongoing cost reduction efforts, Unisys took a net $24 million charge in the quarter related to facility consolidations and approximately 550 workforce reductions, primarily in the United States. During the quarter the company consolidated certain of its global facilities to reflect its recent headcount reductions and its continued move to an increasingly mobile services delivery workforce.

During the second quarter Unisys completed approximately 550 personnel reductions related to current and previously announced headcount actions. Overall since announcing its repositioning effort at the end of 2005, the company has announced approximately 7,100 headcount reductions, of which about 80 percent are now complete.

As it streamlines its operations, Unisys continues to invest in its strategic growth programs and in global sourcing. Net of these reinvestments, the company expects its announced 2006 and first-half 2007 cost restructuring actions to yield, on a run-rate basis, annualized cost savings of more than $340 million by the second half of 2007 and more than $365 million by the first half of 2008.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $23 million of cash from operations in the second quarter of 2007. In the year-ago quarter, the company used $193 million of cash from operations. The company used approximately $37 million of cash in the second quarter of 2007 for restructuring payments compared to approximately $34 million in the year-ago period.

Capital expenditures in the second quarter of 2007 increased to $84 million compared to $65 million in the year-ago quarter due to increased investments in outsourcing assets related to new outsourcing engagements. After deducting for capital expenditures, Unisys used $61 million of free cash in the quarter compared with free cash usage of $258 million in the second quarter of 2006.

During the second quarter, the company received approximately $58 million in cash related to a previously announced income tax audit settlement in the Netherlands. The company ended the quarter with $521 million of cash on hand.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. EST to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide technology services and solutions company. Our consultants apply Unisys expertise in consulting, systems integration, outsourcing, infrastructure, and server technology to help our clients achieve secure business operations. We build more secure organizations by creating visibility into clients' business operations. Leveraging the Unisys 3D Visible Enterprise approach, we make visible the impact of their decisions-ahead of investments, opportunities and risks. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, contract values or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Statements in this release concerning the company's cost reduction plan are subject to the risk that the company may not implement the planned headcount reductions as quickly as currently planned, which could affect the timing of anticipated cost savings. The amount of anticipated cost savings is also subject to currency exchange rate fluctuations with regard to actions taken outside the U.S. Statements in this release regarding contract values are based upon various assumptions, which are subject to change, including the projected volume of products and services to be provided by Unisys, the ability of Unisys to meet performance metrics and therefore avoid penalties and the continuation of the contracts for their full term, and, for contracts with governmental entities, the availability of appropriated funds. Accordingly, the contract values are not guaranteed. Other risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers; the company's ability to effectively rightsize its cost structure; the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.
###

RELEASE NO.: 0724/8801
http://www.unisys.com/about__unisys/news_a_events/07248801.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Millions, except per share data)

                              Three Months         Six Months
                             Ended June 30        Ended June 30
                          ------------------   ------------------
                            2007      2006       2007      2006
                          --------  --------   --------  --------
Revenue
  Services                $1,208.6  $1,224.5   $2,361.5  $2,400.9
  Technology                 167.1     182.8      362.2     394.2
                          --------  --------   --------  --------
                           1,375.7   1,407.3    2,723.7   2,795.1
Costs and expenses
  Cost of revenue:
    Services                 992.2   1,136.3    1,986.1   2,212.8
    Technology                84.1     108.1      180.8     217.5
                          --------  --------   --------  --------
                           1,076.3   1,244.4    2,166.9   2,430.3
  Selling, general and
    administrative           247.4     282.7      492.0     578.1
  Research and development    49.5      63.9       91.9     139.2
                          --------  --------   --------  --------
                           1,373.2   1,591.0    2,750.8   3,147.6
                          --------  --------   --------  --------
Operating profit (loss)        2.5    (183.7)     (27.1)   (352.5)

Interest expense              18.7      19.1       37.6      38.9
Other income
 (expense), net               (8.7)     (0.7)      16.8     152.7
                          --------  --------   --------  --------
Loss before income taxes     (24.9)   (203.5)     (47.9)   (238.7)
Provision (benefit) for
 income taxes                 40.6      (8.9)      14.0     (16.2)
                          --------  --------   --------  --------
Net loss                    ($65.5)  ($194.6)    ($61.9)  ($222.5)
                          ========  ========   ========  ========
Loss per share
Basic                      ($  .19)  ($  .57)   ($  .18)  ($  .65)
                          ========  ========   ========  ========
Diluted                    ($  .19)  ($  .57)   ($  .18)  ($  .65)
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                    348,958   343,414    347,690   342,936
                          ========  ========   ========  ========
  Diluted                  348,958   343,414    347,690   342,936
                          ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
June 30, 2007
------------------
Customer revenue      $1,375.7              $1,208.6      $167.1
Intersegment                       ($47.4)       3.6        43.8
                      --------   --------   --------    --------
Total revenue         $1,375.7     ($47.4)  $1,212.2      $210.9
                      ========   ========   ========    ========

Gross profit percent     21.8%                 17.3%       43.3%
                      ========              ========    ========
Operating profit
  (loss) percent          0.2%                  2.5%       (0.6%)
                      ========              ========    ========
Three Months Ended
June 30, 2006
------------------
Customer revenue      $1,407.3              $1,224.5      $182.8
Intersegment                       ($53.2)       3.8        49.4
                      --------   --------   --------    --------
Total revenue         $1,407.3     ($53.2)  $1,228.3      $232.2
                      ========   ========   ========    ========

Gross profit percent     11.6%                 14.3%       37.6%
                      ========              ========    ========
Operating loss
  percent               (13.1%)                (0.9%)     (12.2%)
                      ========              ========    ========

Six Months Ended
June 30, 2007
------------------
Customer revenue      $2,723.7              $2,361.5      $362.2
Intersegment                       ($87.5)       7.5        80.0
                      --------   --------   --------    --------
Total revenue         $2,723.7     ($87.5)  $2,369.0      $442.2
                      ========   ========   ========    ========

Gross profit percent     20.4%                 16.2%       43.3%
                      ========              ========    ========
Operating profit
  (loss) percent         (1.0%)                 0.8%        1.5%
                      ========              ========    ========
Six Months Ended
June 30, 2006
------------------
Customer revenue      $2,795.1              $2,400.9      $394.2
Intersegment                       ($95.8)       7.2        88.6
                      --------   --------   --------    --------
Total revenue         $2,795.1     ($95.8)  $2,408.1      $482.8
                      ========   ========   ========    ========

Gross profit percent     13.1%                 14.7%       39.8%
                      ========              ========    ========
Operating loss
  percent               (12.6%)                (0.9%)      (8.7%)
                      ========              ========    ========

* Results exclude cost reduction actions

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                         June 30,   December 31,
                                           2007         2006
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $520.7       $719.3
 Accounts and notes receivable, net        1,045.2      1,164.6
 Inventories
   Parts and finished equipment              101.2         95.0
   Work in process and materials              86.5         81.2
 Deferred income taxes                        30.0         30.0
 Prepaid expense and other
   current assets                            173.1        148.4
                                        ----------   ----------
 Total                                     1,956.7      2,238.5
                                        ----------   ----------
Properties                                 1,294.7      1,233.4
 Less accumulated depreciation
   and amortization                          943.8        892.1
                                        ----------   ----------
 Properties, net                             350.9        341.3
                                        ----------   ----------
Outsourcing assets, net                      419.2        401.1
Marketable software, net                     286.8        304.3
Prepaid postretirement assets                308.8        250.1
Deferred income taxes                        191.3        191.3
Goodwill                                     196.8        193.9
Other long-term assets                       121.8        117.4
                                        ----------   ----------
 Total                                    $3,832.3     $4,037.9
                                        ==========   ==========
Liabilities and stockholders' equity (deficit)
Current liabilities
 Notes payable                                $0.6         $1.2
 Current maturities of long-term debt        200.3          0.5
 Accounts payable                            373.3        460.9
 Other accrued liabilities                 1,342.1      1,469.1
                                        ----------   ----------
 Total                                     1,916.3      1,931.7
                                        ----------   ----------
Long-term debt                               849.3      1,049.1
Long-term postretirement liabilities         642.7        667.7
Other long-term liabilities                  426.2        453.6
Stockholders' equity (deficit)
 Common stock                                  3.5          3.5
 Accumulated deficit                      (2,448.7)    (2,386.8)
 Other capital                             3,984.2      3,945.1
 Accumulated other comprehensive loss     (1,541.2)    (1,626.0)
                                        ----------   ----------
 Stockholders' deficit                        (2.2)       (64.2)
                                        ----------   ----------
 Total                                    $3,832.3     $4,037.9
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Millions)

                                             Six Months Ended
                                                  June 30
                                           --------------------
                                               2007      2006
                                            --------   --------
Cash flows from operating activities
Net loss                                      ($61.9)   ($222.5)
Add (deduct) items to reconcile
 net loss to net cash used for
 operating activities:
Equity loss                                                 4.3
Employee stock compensation expense              5.5        3.2
Company stock issued for U.S. 401(k) plan       23.0        8.9
Depreciation and amortization
 of properties                                  56.9       58.5
Depreciation and amortization of
 outsourcing assets                             70.6       66.7
Amortization of marketable software             62.1       66.2
Gain on sale of assets                         (23.1)    (153.2)
Increase in deferred
 income taxes, net                                        (41.9)
Decrease in receivables, net                   136.0       66.7
(Increase) decrease in inventories              (9.0)      10.2
(Decrease) increase in accounts payable
 and other accrued liabilities                (250.5)       8.0
Decrease in other liabilities                  (50.9)     (44.5)
(Increase) decrease in other assets            (39.9)       1.2
Other                                             .1        2.2
                                             -------    -------
Net cash used for operating activities         (81.1)    (166.0)
                                             -------    -------
Cash flows from investing activities
 Proceeds from investments                   3,942.4    3,729.3
 Purchases of investments                   (3,941.0)  (3,731.3)
 Investment in marketable software             (48.9)     (55.3)
 Capital additions of properties               (39.8)     (32.7)
 Capital additions of outsourcing assets       (78.5)     (50.1)
 Purchases of businesses                        (1.6)
 Proceeds from sale of assets                   27.7      380.6
                                             -------    -------
Net cash (used for) provided by
  investing activities                        (139.7)     240.5
                                             -------    -------
Cash flows from financing activities
 Net reduction in short-term borrowings          (.6)      (7.4)
 Proceeds from exercise of stock options        11.3         .9
 Payments of long-term debt                               (57.9)
 Cost of credit agreement                                  (4.6)
                                             -------    -------
Net cash provided by (used for) financing
  activities                                    10.7      (69.0)
                                             -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                           11.5        7.1
                                             -------    -------
(Decrease) increase in cash
  and cash equivalents                        (198.6)      12.6
Cash and cash equivalents, beginning of
 period                                        719.3      642.5
                                             -------    -------
Cash and cash equivalents, end of period      $520.7     $655.1
                                             =======    =======